Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, July 29, 2021	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS

    DULUTH, GA – July 29 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the second quarter ended June 30, 2021. Net sales for the second quarter were approximately $2.9 billion, an increase of approximately 43.5% compared to the second quarter of 2020. Reported net income was $3.73 per share for the second quarter of 2021, and adjusted net income(3), which excludes restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in the United States, was $2.88 per share. These results compare to reported net income of $0.93 per share, and adjusted net income(3), excluding restructuring expenses and a non-cash impairment charge, of $1.11 per share for the second quarter of 2020. Excluding favorable currency translation impacts of approximately 8.9%, net sales in the second quarter of 2021 increased approximately 34.6% compared to the second quarter of 2020.
Net sales for the first six months of 2021 were approximately $5.3 billion, an increase of approximately 33.6% compared to the same period in 2020. Excluding favorable currency translation impacts of approximately 6.3%, net sales for the first six months of 2021 increased approximately 27.3% compared to the same period in 2020. For the first six months of 2021, reported net income was $5.71 per share, and adjusted net income(3), excluding restructuring expenses and the aforementioned reversal of a valuation allowance was $4.89 per share. These results compare to reported net income of $1.78 per share, and adjusted net income(3), excluding restructuring expenses and a non-cash impairment charge, of $1.97 per share for the first six months of 2020.
Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) +45.4%, North America +32.2%, South America +55.9%, Asia/Pacific/Africa (“APA”)+56.7%
•Constant currency regional sales results(1)(2)(3): EME +33.7%, North America +28.9%, South America +53.1%, APA +40.3%
•Regional operating margin performance: EME 12.3%, North America 14.1%, South America 8.3%, APA 11.5%
•Raised full-year outlook for net sales and net income per share
    (1)    As compared to second quarter 2020.
    (2)    Excludes currency translation impact.
    (3)    See reconciliation of Non-GAAP measures in appendix.
    “Our second quarter results were highlighted by strong margin performance across all regions resulting in the achievement of record earnings per share,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Focused execution and proactive pricing actions by the AGCO team mitigated the impact of the difficult supply chain environment, which was compounded by escalating material cost inflation. Our second quarter sales and production were up significantly from the second quarter of last year when extended COVID-related shutdowns in both Europe and South America interrupted our operations. Favorable farm economics are supporting increases in replacement demand and market response to our technology-focused products remains extremely positive. In particular, strong growth in Fendt high-horsepower tractors, Precision Planting products and our global parts business contributed to the margin expansion. With order boards significantly ahead of last year, we have further increased our net sales and earnings forecast for 2021. AGCO’s focused investments in premium technology, smart farming solutions and enhanced digital capabilities support our farmer-first strategy to profitably grow the business and earn high returns for its stockholders.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Six Months Ended June 30, 2021	Change from Prior Year Period	Change from Prior Year Period
North America(1)	22%	13%
South America	35%	35%
Western Europe(2)	27%	18%
(1) Excludes compact tractors.
(2) Based on Company estimates.
    “Despite dry weather across parts of North and South America, crop production is expected to be sufficient to meet increased demand and maintain grain inventories at relatively low levels,” stated Mr. Hansotia. “Elevated prices of agricultural commodities are supporting healthy farm economics. These conditions are expected to generate growth in industry demand across all major markets in 2021.”

    “Global industry retail sales of farm equipment grew in all of AGCO’s key markets in the first half of 2021 compared to the pandemic-impacted first half of 2020,” continued Mr. Hansotia. “North American industry retail sales of low horsepower tractors improved compared to last year, while demand for high horsepower tractors showed considerable strength. An extended fleet age and favorable commodity prices contributed to industry retail sales growth of North American large agricultural equipment of approximately 24% in the first six months of 2021. Industry retail sales in Western Europe increased approximately 27% in the first half of 2021. COVID-related shutdowns across Europe significantly reduced both industry production and demand in the first half of 2020. Favorable farm economics for arable farmers, as well as dairy and livestock producers in Western Europe, are supporting increased equipment demand in 2021. Industry demand also improved in Brazil and the smaller export markets in South America compared to pandemic-impacted demand in 2020. Healthy commodity prices and favorable exchange rates are supporting farm profitability in South America, resulting in significantly higher industry sales compared to 2020. In addition to our current industry outlook, our long-term view remains optimistic, with expanding demand for grain and new technologies providing significant opportunities for farmers.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$734.7	$555.8	32.2%	3.3%	28.9%
South America	278.3	178.5	55.9%	2.9%	53.1%
Europe/Middle East	1,635.2	1,125.0	45.4%	11.7%	33.7%
Asia/Pacific/Africa	231.1	147.5	56.7%	16.4%	40.3%
Total	$2,879.3	$2,006.8	43.5%	8.9%	34.6%

Six Months Ended June 30,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$1,345.8	$1,107.7	21.5%	2.1%	19.3%
South America	518.8	332.4	56.1%	(11.2)%	67.3%
Europe/Middle East	2,962.4	2,238.3	32.4%	9.7%	22.6%
Asia/Pacific/Africa	431.0	256.7	67.9%	16.7%	51.2%
Total	$5,258.0	$3,935.1	33.6%	6.3%	27.3%
(1) See Footnotes for additional disclosures.
North America
    Net sales in the North American region increased 19.3% in the first six months of 2021 compared to the same period of 2020, excluding the positive impact of currency translation. Increased sales of tractors, parts, grain and protein equipment and Precision Planting products generated most of the increase. Income from operations for the first six months of 2021 rose approximately $53.0 million compared to the same period in 2020 and operating margins reached 13.3%. Higher sales and production, a richer mix of products and the benefit of favorable pricing contributed to the improvement, and helped to offset higher material costs.

South America
    AGCO’s South American net sales increased 67.3% in the first six months of 2021 compared to the COVID- impacted first half of 2020, excluding the impact of unfavorable currency translation. Sales grew across key markets, driven by improved industry conditions and pricing impacts. Income from operations in the first six months of 2021 increased by approximately $42.6 million compared to the same period in 2020. The improved South America results reflect the benefit of higher sales and production, in addition to a favorable sales mix with improved pricing offsetting material cost inflation.

Europe/Middle East
    AGCO’s Europe/Middle East net sales increased 22.6% in the first six months of 2021 compared to the same period in 2020, excluding favorable currency translation impacts. 2020 sales were negatively impacted by extended plant shutdowns during the first half of 2020. Sales growth was achieved in all major markets with high horsepower tractors and parts representing the largest increases. Income from operations increased approximately         $152.5 million in the first six months of 2021, compared to the same period in 2020, due to higher net sales and production volumes.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa increased 51.2%, excluding the positive impact of currency translation, in the first six months of 2021 compared to the same period in 2020. Higher sales in China, Africa as well as Australia produced most of the increase. Income from operations improved by approximately $34.9 million in the first six months of 2021 compared to the same period in 2020.
Outlook
    The health, safety and well-being of all AGCO employees, dealers and farmer customers continue to be AGCO’s top priority during the COVID-19 pandemic. The following outlook does not contemplate any further sales or production disruptions caused by the pandemic.

    Net sales for the full year of 2021 are expected to range from $11.3 billion to $11.5 billion reflecting improved sales volumes, positive pricing and favorable foreign currency translation. Higher sales and production volumes, as well as cost reduction initiatives, are projected to produce improved gross and operating margins. The improved profitability is expected to fund increases in engineering and other technology investments to advance AGCO’s precision agriculture and digital initiatives. Supported by these assumptions, 2021 earnings per share are targeted at approximately $9.50.

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, July 29, 2021. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
    Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The Company is uncertain of the impact of the COVID-19 pandemic due to increased volatility in global economic and political environments, market demand for its products, supply chain disruptions, workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to the Company’s net sales, production volumes, costs and overall financial condition and liquidity. The Company may be required to record significant impairment charges in the future with respect to certain noncurrent assets such as goodwill and other intangible assets and equity method investments, whose fair values may be negatively affected by the COVID-19 pandemic. The Company also may be required to write-down obsolete inventory due to decreased customer demand and sales orders. Additionally, the Company is closely monitoring the collection of accounts receivable, as well as the operating results of it finance joint ventures around the world. If economic conditions around the world continue to deteriorate, the Company may not be able to sufficiently collect accounts receivable, and the operating results of its finance joint ventures may be negatively impacted, thus negatively impacting the Company’s results of operations and financial condition. The Company is also closely assessing its compliance with debt covenants, cash flow hedging forecasts as compared to actual transactions, the fair value of pension assets, accounting for incentive and stock compensation accruals, revenue recognition and discount reserve setting and the realization of deferred tax assets in light of the COVID-19 pandemic.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions, and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which requires substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, we could incur significant losses and liability.
•Attacks through ransomeware and other cyber attacks are rapidly increasing. While we have implemented the safeguards that we believe are reasonable in the face of these attacks, we always will be subject to the risk that one of these attacks is successful and disrupts or damages our business.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. It remains unclear, how, if at all, the recent outbreak of the coronavirus will impact the agricultural industry, our suppliers or our global operations.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of over $9.1 billion in 2020. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$500.2	$1,119.1
Accounts and notes receivable, net	1,099.0	856.0
Inventories, net	2,667.0	1,974.4
Other current assets	462.0	418.9
Total current assets	4,728.2	4,368.4
Property, plant and equipment, net	1,474.6	1,508.5
Right-of-use lease assets	156.9	165.1
Investment in affiliates	475.4	442.7
Deferred tax assets	118.8	77.6
Other assets	197.6	179.8
Intangible assets, net	417.5	455.6
Goodwill	1,294.3	1,306.5
Total assets	$8,863.3	$8,504.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$315.7	$325.9
Short-term borrowings	55.8	33.8
Accounts payable	1,141.2	855.1
Accrued expenses	1,882.6	1,916.7
Other current liabilities	224.0	231.3
Total current liabilities	3,619.3	3,362.8
Long-term debt, less current portion and debt issuance costs	1,206.4	1,256.7
Operating lease liabilities	117.7	125.9
Pension and postretirement health care benefits	219.8	253.4
Deferred tax liabilities	115.0	112.4
Other noncurrent liabilities	420.3	375.0
Total liabilities	5,698.5	5,486.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	11.7	30.9
Retained earnings	4,864.1	4,759.1
Accumulated other comprehensive loss	(1,738.3)	(1,810.8)
Total AGCO Corporation stockholders’ equity	3,138.3	2,980.0
Noncontrolling interests	26.5	38.0
Total stockholders’ equity	3,164.8	3,018.0
Total liabilities and stockholders’ equity	$8,863.3	$8,504.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2021	2020
Net sales	$2,879.3	$2,006.8
Cost of goods sold	2,186.9	1,574.1
Gross profit	692.4	432.7
Selling, general and administrative expenses	276.3	219.5
Engineering expenses	107.2	75.8
Amortization of intangibles	14.2	14.9
Goodwill impairment charge	—	20.0
Restructuring expenses	4.7	3.8
Bad debt (credit) expense	(0.3)	1.4
Income from operations	290.3	97.3
Interest expense, net	2.2	6.1
Other expense, net	14.6	10.0
Income before income taxes and equity in net earnings of affiliates	273.5	81.2
Income tax provision	7.7	31.3
Income before equity in net earnings of affiliates	265.8	49.9
Equity in net earnings of affiliates	18.6	10.1
Net income	284.4	60.0
Net (income) loss attributable to noncontrolling interests	(1.6)	9.7
Net income attributable to AGCO Corporation and subsidiaries	$282.8	$69.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.74	$0.93
Diluted	$3.73	$0.93
Cash dividends declared and paid per common share	$4.17	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	75.5	74.9
Diluted	75.9	75.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2021	2020
Net sales	$5,258.0	$3,935.1
Cost of goods sold	3,995.1	3,051.9
Gross profit	1,262.9	883.2
Selling, general and administrative expenses	536.9	467.1
Engineering expenses	203.5	160.7
Amortization of intangibles	31.7	29.9
Goodwill impairment charge	—	20.0
Bad debt (credit) expense	(0.7)	3.2
Restructuring expenses	6.0	4.6
Income from operations	485.5	197.7
Interest expense, net	5.6	9.5
Other expense, net	26.1	22.5
Income before income taxes and equity in net earnings of affiliates	453.8	165.7
Income tax provision	51.3	60.7
Income before equity in net earnings of affiliates	402.5	105.0
Equity in net earnings of affiliates	33.3	21.3
Net income	435.8	126.3
Net (income) loss attributable to noncontrolling interests	(2.2)	8.1
Net income attributable to AGCO Corporation and subsidiaries	$433.6	$134.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$5.75	$1.79
Diluted	$5.71	$1.78
Cash dividends declared and paid per common share	$4.33	$0.32
Weighted average number of common and common equivalent shares outstanding:
Basic	75.4	75.1
Diluted	75.9	75.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$435.8	$126.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	109.9	102.3
Amortization of intangibles	31.7	29.9
Stock compensation expense	15.2	12.7
Goodwill impairment charge	—	20.0
Equity in net earnings of affiliates, net of cash received	(32.6)	(20.7)
Deferred income tax (benefit) provision	(65.5)	2.8
Other	9.2	11.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(265.5)	(181.0)
Inventories, net	(721.5)	(210.6)
Other current and noncurrent assets	(73.3)	(62.3)
Accounts payable	320.5	(60.9)
Accrued expenses	(0.8)	(67.9)
Other current and noncurrent liabilities	112.0	76.6
Total adjustments	(560.7)	(347.9)
Net cash used in operating activities	(124.9)	(221.6)
Cash flows from investing activities:
Purchases of property, plant and equipment	(120.6)	(117.5)
Proceeds from sale of property, plant and equipment	2.4	0.5
Investment in unconsolidated affiliates	(1.0)	(3.1)
( Purchase) sale of businesses, net of cash acquired	5.4	—
Other	(2.4)	—
Net cash used in investing activities	(116.2)	(120.1)
Cash flows from financing activities:
Proceeds from indebtedness, net	4.0	427.6
Purchases and retirement of common stock	—	(55.0)
Payment of dividends to stockholders	(328.6)	(24.0)
Payment of minimum tax withholdings on stock compensation	(33.6)	(16.1)
Payment of debt issuance costs	—	(1.4)
Distributions to noncontrolling interest	(3.5)	—
Net cash (used in) provided by financing activities	(361.7)	331.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(16.1)	(17.8)
Decrease in cash, cash equivalents and restricted cash	(618.9)	(28.4)
Cash, cash equivalents and restricted cash, beginning of period	1,119.1	432.8
Cash, cash equivalents and restricted cash, end of period	$500.2	$404.4
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of goods sold	$0.3	$0.3	$0.6	$0.4
Selling, general and administrative expenses	8.2	10.1	14.7	12.6
Total stock compensation expense	$8.5	$10.4	$15.3	$13.0

2.    GOODWILL IMPAIRMENT CHARGE

Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned tillage and seeding joint venture. As a result, an impairment of the entire goodwill balance of this reporting unit was deemed necessary as of June 30, 2020. During the three months ended June 30, 2020, a non-cash impairment charge of approximately $20.0 million was recorded as “Impairment charges” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net loss attributable to noncontrolling interests.”

3.     RESTRUCTURING EXPENSES
    In recent years, the Company has announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. As of December 31, 2020, the Company had approximately $16.8 million of accrued severance, facility closure and other costs related to such rationalizations. During the three and six months ended June 30, 2021, the Company recorded an additional $4.7 million and $6.0 million, respectively, of severance and related costs associated with further rationalizations in connection with the termination of approximately 70 employees, and paid approximately $2.6 million and $8.8 million, respectively, of severance and facility closure costs. The remaining $13.9 million of severance, facility closure and other related costs as of June 30, 2021, inclusive of approximately $0.1 million of negative foreign currency translation impacts, are expected to be paid primarily during 2021.

4.    INDEBTEDNESS
    Long-term debt at June 30, 2021 and December 31, 2020 consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Senior term loan due 2022	$178.1	$184.0
Credit facility, expires 2023	260.0	277.9
1.002% Senior term loan due 2025	296.8	306.7
Senior term loans due between 2021 and 2028	779.9	806.0
Other long-term debt	9.1	10.5
Debt issuance costs	(1.8)	(2.5)
	1,522.1	1,582.6
Less:
Senior term loans due 2021, net of debt issuance costs	(313.4)	(323.6)
Current portion of other long-term debt	(2.3)	(2.3)
Total long-term indebtedness, less current portion	$1,206.4	$1,256.7
    As of June 30, 2021 and December 31, 2020, the Company had short-term borrowings due within one year of approximately $55.8 million and $33.8 million, respectively.

5.    INVENTORIES
    Inventories at June 30, 2021 and December 31, 2020 were as follows (in millions):

	June 30, 2021	December 31, 2020
Finished goods	$778.6	$641.3
Repair and replacement parts	706.2	652.3
Work in process	424.3	175.1
Raw materials	757.9	505.7
Inventories, net	$2,667.0	$1,974.4

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of June 30, 2021 and December 31, 2020, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.4 billion and $1.5 billion, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.1 million and $9.7 million, respectively, during the three and six months ended June 30, 2021. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.3 million and $12.4 million, respectively, during the three and six months ended June 30, 2020.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2021 and December 31, 2020, these finance joint ventures had approximately $82.7 million and $85.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2021 and 2020 is as follows (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$282.8	$69.7	$433.6	$134.4
Weighted average number of common shares outstanding	75.5	74.9	75.4	75.1
Basic net income per share attributable to AGCO Corporation and subsidiaries	$3.74	$0.93	$5.75	$1.79
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$282.8	$69.7	$433.6	$134.4
Weighted average number of common shares outstanding	75.5	74.9	75.4	75.1
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.4	0.3	0.5	0.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.9	75.2	75.9	75.6
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$3.73	$0.93	$5.71	$1.78

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2021 and 2020 are as follows (in millions):

Three Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2021
Net sales	$734.7	$278.3	$1,635.2	$231.1	$2,879.3
Income from operations	103.7	23.1	201.5	26.6	354.9

2020
Net sales	$555.8	$178.5	$1,125.0	$147.5	$2,006.8
Income (loss) from operations	64.7	5.5	91.0	14.0	175.2

Six Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2021
Net sales	$1,345.8	$518.8	$2,962.4	$431.0	$5,258.0
Income from operations	178.6	39.3	345.8	47.6	611.3

2020
Net sales	$1,107.7	$332.4	$2,238.3	$256.7	$3,935.1
Income (loss) from operations	125.6	(3.3)	193.3	12.7	328.3

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Segment income from operations	$354.9	$175.2	$611.3	$328.3
Corporate expenses	(37.5)	(29.1)	(73.4)	(63.5)
Amortization of intangibles	(14.2)	(14.9)	(31.7)	(29.9)
Goodwill impairment charge	—	(20.0)	—	(20.0)
Stock compensation expense	(8.2)	(10.1)	(14.7)	(12.6)
Restructuring expenses	(4.7)	(3.8)	(6.0)	(4.6)
Consolidated income from operations	$290.3	$97.3	$485.5	$197.7

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and six months ended June 30, 2021 and 2020 (in millions, except per share data):

	Three Months Ended June 30,
	2021			2020
	Income From Operations	Net Income(2)	Net Income Per Share(1)(2)	Income From Operations(1)	Net Income(2)	Net Income Per Share(2)
As reported	$290.3	$282.8	$3.73	$97.3	$69.7	$0.93
Goodwill impairment charge(3)	—	—	—	20.0	10.0	0.13
Restructuring expenses(4)	4.7	3.9	0.05	3.8	3.7	0.05
Deferred income tax adjustment(5)	—	(67.8)	(0.89)	—	—	—
As adjusted	$295.0	$218.9	$2.88	$121.2	$83.4	$1.11

(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)    During the three months ended June 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.
(4)    The restructuring expenses recorded during the three months ended June 30, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the three months ended June 30, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $67.8 million related to a valuation allowance previously established against the Company’s net deferred tax assets in the United States. Significant improvements in income from operations in the United States during 2020, as well as updated operating income forecasts for the full year of 2021 and future years supported the reversal of the valuation allowance.

	Six Months Ended June 30,
	2021			2020
	Income From Operations	Net Income(2)	Net Income Per Share(2)	Income From Operations(1)	Net Income(1)(2)	Net Income Per Share(2)
As reported	$485.5	$433.6	$5.71	$197.7	$134.4	$1.78
Goodwill impairment charge(3)	—	—	—	20.0	10.0	0.13
Restructuring expenses(4)	6.0	5.2	0.07	4.6	4.4	0.06
Deferred income tax adjustment(5)	—	(67.8)	(0.89)	—	—	—
As adjusted	$491.5	$371.0	$4.89	$222.4	$148.9	$1.97

(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)     During the three months ended June 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.

(4)    The restructuring expenses recorded during the six months ended June 30, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the six months ended June 30, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $67.8 million related to a valuation allowance previously established against the Company’s net deferred tax assets in the United States. Significant improvements in income from operations in the United States during 2020, as well as updated operating income forecasts for the full year of 2021 and future years supported the reversal of the valuation allowance.

    The following table sets forth, for the three and six months ended June 30, 2021 and 2020, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$734.7	$555.8	32.2%	$18.1	3.3%
South America	278.3	178.5	55.9%	5.1	2.9%
Europe/Middle East	1,635.2	1,125.0	45.4%	131.5	11.7%
Asia/Pacific/Africa	231.1	147.5	56.7%	24.2	16.4%
	$2,879.3	$2,006.8	43.5%	$178.9	8.9%

	Six Months Ended June 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$1,345.8	$1,107.7	21.5%	$23.8	2.1%
South America	518.8	332.4	56.1%	(37.3)	(11.2)%
Europe/Middle East	2,962.4	2,238.3	32.4%	217.9	9.7%
Asia/Pacific/Africa	431.0	256.7	67.9%	42.9	16.7%
	$5,258.0	$3,935.1	33.6%	$247.3	6.3%